                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



              AMERICAN SUPERCONDUCTOR CORPORATION, ASC MERGER CORP.


                                       AND



                             SUPERCONDUCTIVITY, INC.







                                  March 7, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             ARTICLE I - THE MERGER

1.1      The Merger.....................................................      1
1.2      The Closing....................................................      1
1.3      Actions at the Closing.........................................      2
1.4      Additional Action..............................................      3
1.5      Conversion of Shares...........................................      3
1.6      Dissenting Shares..............................................      4
1.7      Fractional Shares..............................................      5
1.8      Escrow.........................................................      5
1.9      Options and Warrants...........................................      5
1.10     Certificate of Incorporation...................................      6
1.11     By-laws........................................................      7
1.12     Directors and Officers.........................................      7
1.13     No Further Rights..............................................      7

                   ARTICLE II - REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

2.1      Organization, Qualification and
           Corporate Power..............................................      7
2.2      Capitalization.................................................      8
2.3      Authorization of Transaction...................................      9
2.4      Noncontravention...............................................      9
2.5      Subsidiaries...................................................     10
2.6      Financial Statements...........................................     11
2.7      Absence of Certain Changes.....................................     11
2.8      Undisclosed Liabilities........................................     11
2.9      Tax Matters....................................................     12
2.10     Assets.........................................................     13
2.11     Owned Real Property............................................     13
2.12     Intellectual Property..........................................     13
2.13     Inventory......................................................     14
2.14     Real Property Leases...........................................     14
2.15     Contracts......................................................     15
2.16     Accounts Receivable............................................     16
2.17     Powers of Attorney.............................................     16
2.18     Insurance......................................................     16

2.19     Litigation.....................................................     17
2.20     Product Warranty...............................................     17
2.21     Employees......................................................     17
2.22     Employee Benefits..............................................     18
2.23     Environmental Matters..........................................     20
2.24     Legal Compliance...............................................     21
2.25     Permits........................................................     22
2.26     Certain Business Relationships With Affiliates.................     22
2.27     Brokers' Fees..................................................     22
2.28     Books and Records..............................................     22
2.29     Customers and Suppliers........................................     22
2.30     Pooling........................................................     23
2.31     Tax Matters....................................................     23
2.32     Disclosure.....................................................     25

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                     THE BUYER AND THE TRANSITORY SUBSIDIARY

3.1      Organization...................................................     25
3.2      Capitalization.................................................     26
3.3      Authorization of Transaction...................................     26
3.4      Noncontravention...............................................     26
3.5      Reports and Financial Statements...............................     27
3.6      Absence of Material Adverse Changes............................     27
3.7      Litigation.....................................................     27
3.8      Legal Compliance...............................................     28
3.9      Operations of Transitory Subsidiary............................     28
3.10     Tax Matters....................................................     28
3.11     Disclosure.....................................................     30

                             ARTICLE IV - COVENANTS

4.1      Best Efforts...................................................     31
4.2      Notices and Consents...........................................     31
4.3      Company Stockholder Approval...................................     31
4.4      Cancellation and Exercise of Securities........................     33
4.5      Exchange of Debentures.........................................     33
4.6      Operation of Business..........................................     33
4.7      Full Access....................................................     35
4.8      Notice of Breaches.............................................     36
4.9      Exclusivity....................................................     36

4.10     Pooling of Interests Accounting................................     36
4.11     Listing of Merger Shares.......................................     37
4.12     Koeppe Arrangements............................................     37
4.13     Intentionally Omitted..........................................     37
4.14     Company Employees..............................................     37
4.15     Indemnification of Directors and Officers......................     37
4.16     Loan Agreement.................................................     38

                ARTICLE V - CONDITIONS TO CONSUMMATION OF MERGER

5.1      Conditions to Each Party's Obligations.........................     38
5.2      Conditions to Obligations of the Buyer
           and the Transitory Subsidiary................................     38
5.3      Conditions to Obligations of the Company.......................     40

                          ARTICLE VI - INDEMNIFICATION

6.1      Indemnification by the Indemnifying
           Stockholders.................................................     42
6.2      Indemnification by the Buyer...................................     42
6.3      Method of Asserting Claims.....................................     42
6.4      Survival.......................................................     44
6.5      Limitations....................................................     45
6.6      Indemnifying Debentureholders..................................     45

                            ARTICLE VII - TERMINATION

7.1      Termination of Agreement.......................................     46
7.2      Effect of Termination..........................................     46

                           ARTICLE VIII - DEFINITIONS


                           ARTICLE IX - MISCELLANEOUS

9.1      Press Releases and Announcements...............................     48
9.2      Entire Agreement...............................................     49
9.3      Succession and Assignment......................................     49
9.4      Counterparts...................................................     49
9.5      Headings.......................................................     49
9.6      Notices........................................................     49
9.7      Governing Law..................................................     50

9.8      Amendments and Waivers.........................................     50
9.9      Severability...................................................     51
9.10     Expenses.......................................................     51

Schedule 2.30 - Pooling Restrictions

Disclosure Schedule

Exhibit A - Buyer Note

Exhibit B - Registration Rights Agreement (Noteholders)

Exhibit C - Escrow Agreement

Exhibit D - Debentureholder Agreement

Exhibit E - Investment Representation Letter

Exhibit F - Affiliate Agreement

Exhibit G - Noncompetition Agreement (Employees)

Exhibit H - Noncompetition Agreement (Non-Employees)

Exhibit I - Estoppel Certificate

Exhibit J - Opinion of Michael Best & Friedrich

Exhibit K - Registration Rights Agreement (Stockholders)

Exhibit L - Opinion of Hale and Dorr LLP

                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into as of March 7, 1997 by and among American Superconductor Corporation, a Delaware corporation (the "Buyer"), ASC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Superconductivity, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

         This Agreement contemplates a tax-free (pursuant to Section 368 of the Internal Revenue Code) merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the Certificate of Merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the date that is two business days following the satisfaction (or waiver) of all of the conditions set forth in Article V (other than the delivery of the closing certificates and legal opinions) to the obligations of the Parties to consummate the transactions contemplated hereby, or on such other date as is mutually agreeable to the Parties (the "Closing Date").

         1.3 Actions at the Closing. At the Closing:

                  (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

                  (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

                  (c) each holder of the outstanding 10% Subordinated Convertible Debentures due January 31, 1998 of the Company (the "Debentures") shall exchange the Debentures for promissory notes of the Buyer (the "Buyer Notes") in substantially the form attached hereto as Exhibit A, in a principal amount equal to the principal amount, plus all accrued and unpaid interest through the Closing Date, of the Debentures for which the Buyer Notes are exchanged, and the Buyer and the holders of the Debentures shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit B;

                  (d) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

                  (e) each of the stockholders of record of the Company immediately prior to the Effective Time (the "Company Stockholders") shall deliver to the Buyer the certificate(s) or instrument(s) representing his/her Common Shares (as defined below);

                  (f) the Buyer shall deliver to each Company Stockholder certificates for the Initial Shares (as defined in Section 1.5 below) into which his/her Common Shares are converted in accordance with Section 1.5; and

                  (g) the Buyer, Dr. Robert W. Shaw, Jr. and Dennis R. Costello (the "Indemnification Representatives") and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.8.

The Closing shall not be deemed to have occurred, and the Certificate of Merger shall not be filed, unless and until all of the documents to be delivered pursuant to this Section 1.3 have been so delivered.

         1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                  (a) Each share of common stock, $.01 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.8) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio. The "Conversion Ratio" shall be the result obtained by dividing (x) $12.5 million (which represents $17.0 million less agreed upon deductions for accrued liabilities of $4.5 million), minus the Buyer Note Amount (as defined below) by (y) the higher of $9.925 (which represents the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five trading days ending on the second trading day prior to the date of this Agreement) or 85% of the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five trading days ending on the second trading day prior to the Closing Date, and then dividing such quotient by the number of outstanding Common Shares immediately prior to the Effective Time. For purposes of this Agreement, the "Buyer Note Amount" shall mean the aggregate principal amount Buyer Notes issued in exchange for the Debentures pursuant to
Section 1.3(c).

                  (b) Company Stockholders shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their Common Shares were converted pursuant to this Section 1.5 (the "Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which Common Shares were converted pursuant to this Section 1.5 (the "Escrow Shares") shall be deposited in escrow pursuant to Section 1.8 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

                  (c) Each Common Share held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

                  (d) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

         1.6 Dissenting Shares.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Common Shares held as of the Effective Time by a Company Stockholder who has not voted such Common Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. If this Agreement and the Merger were approved by a written consent of stockholders pursuant to Section 228 of the Delaware General Corporation Law, any shares of capital stock of the Company which were not voted in favor of the adoption of this Agreement and the Merger in such written consent of stockholders shall be considered "Dissenting Shares" until such time as the deadline for the demand of appraisal rights pursuant to Section 262(d)(2) of the Delaware General Corporation Law has passed without the holder of such shares submitting to the Surviving Corporation a demand for appraisal of such shares or, if such a demand was so submitted, until such demand has been effectively withdrawn or forfeited. If a holder of Dissenting Shares withdraws or forfeits his or her appraisal rights pursuant to Section 262 of the Delaware General Corporation Law or, in the case of Dissenting Shares which are deemed to be such because the deadline for submitting a demand for appraisal pursuant to Section 262(d)(2) of the Delaware General Corporation Law has not yet passed, if a demand for appraisal is not so submitted, such Dissenting Shares shall cease to be Dissenting Shares for purposes of this Agreement. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares. If Dissenting Shares cease to be Dissenting Shares, as provided above, then, upon the occurrence of such event,
(i) such shares shall thereupon be converted into and represent the right to receive the Merger Shares issuable in respect of such shares pursuant to Section 1.5, and (ii) the Buyer shall deliver to such Company Stockholder a certificate representing 90% of the Merger Shares into which such shares converted pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares into which such shares converted pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

                  (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Common Shares or offer to settle or settle any such demands.

         1.7 Fractional Shares. No certificates or script representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of stock certificates formerly representing Common Shares, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's certificates formerly representing Common Shares, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number).

         1.8 Escrow. On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Each Company Stockholder shall have rights to vote, to receive dividends or other similar distributions and to receive a distribution of the Escrow Shares in the manner and proportion provided for in Article VI and the Escrow Agreement.

         1.9 Options and Warrants.

                  (a) As of the Effective Time, each option to purchase Common Shares outstanding under the Company's 1988 Stock Option Plan (an "Option"), whether vested or unvested, shall be assumed by the Buyer, and shall be deemed to constitute an option under the Buyer's 1996 Stock Incentive Plan to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, vesting schedule, and all of the other terms of the Options shall otherwise remain unchanged.

                  (b) Within 15 days after the Closing Date, the Buyer shall deliver to the holders of Options an appropriate notice setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

                  (c) The Company shall obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

                  (d) As of the Effective Time, the warrants issued to William Broydrick and Scott Dacey, each dated December 15, 1993 and covering 5,000 Common Shares shall be assumed by the Buyer in accordance with its terms and shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such warrant at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such warrant multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded to the nearest whole number). The exercise price per share of each such assumed warrant shall be equal to the exercise price of such warrant immediately prior to the Effective Time, divided by the Conversion Ratio. The other terms of such warrants shall otherwise remain unchanged. Within 15 days after the Closing Date, the Buyer shall deliver to the holders of such warrants an appropriate notice setting forth such holders' rights pursuant to such warrants, as amended by this Section 1.9, and the instruments evidencing such warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

         1.10 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.11 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.12 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 5.2.

         1.13 No Further Rights. From and after the Effective Time, no Common Shares shall be deemed to be outstanding, and holders of certificates formerly representing Common Shares shall cease to have any rights with respect thereto, except as provided herein or by law.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this
Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. Any matter which is accurately and adequately disclosed on the Disclosure Schedule as an exception to the representations and warranties herein contained may not be used by the Buyer as the basis for any claim for breach of a representation or warranty under Article VI hereof. As used herein, the term "knowledge of the Company" or any similar phrase shall mean the actual knowledge of any one or more of the officers or directors of the Company.

         2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries (as defined below), taken as a whole. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. True and complete copies of the Company's Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof, are set forth in Section 2.1 of the Disclosure Schedule. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

         2.2 Capitalization. The authorized capital stock of the Company consists of (a) 7,500,000 Common Shares, of which 496,136 shares are issued and outstanding, and (b) 4,000,000 shares of Preferred Stock, $.01 par value per share, of which 451,860 shares are designated as Series A Convertible Preferred Stock (all of which are issued and outstanding), 472,250 shares are designated as Series B Convertible Preferred Stock (all of which are issued and outstanding), 500,067 shares are designated as Series C Convertible Preferred Stock (all of which are issued and outstanding), 200,000 shares are designated as Series D Convertible Preferred Stock (all of which are issued and outstanding), 490,491 shares are designated as Series E Convertible Preferred Stock (all of which are issued and outstanding), and 1,500,000 shares are designated as Series F Convertible Preferred Stock (none of which are issued and outstanding). The Disclosure Schedule sets forth a complete and accurate list of
(i) all stockholders of the Company, indicating the number of shares, and class or series of stock, held by each stockholder and (for shares other than Common Shares) the number of Common Shares into which such shares are convertible, (ii) all holders of Options, including the number of Common Shares subject to each Option and the exercise price per share of each Option, (iii) all holders of Debentures, including the principal amount of and the amount of accrued interest on the Debentures held by each such holder and (iv) all holders of any other agreements or instruments evidencing the right to acquire shares of stock of the Company (including without limitation warrants and convertible debentures), the number of shares, and class or series of stock, covered by each such agreement or instrument, and the exercise or conversion price of each such agreement or instrument. All of the issued and outstanding shares of capital stock of the Company are, and all shares that may be issued upon exercise or conversion of Options will be, duly authorized, validly issued, fully paid, nonassessable (except as provided in Wisconsin Statutes Section 180.0622) and free of all preemptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with applicable federal and state securities laws.

         2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to (i) the adoption of this Agreement and the approval of the Merger (the "Merger Proposal") by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement and the Merger and (ii) the approval of the mandatory conversion of all outstanding shares of Preferred Stock of the Company into Common Shares, effective immediately prior to the Effective Time, pursuant to Section B.6(a)(ii) of Article Fourth of the Company's Certificate of Incorporation (the "Preferred Stock Conversion") by the holders of 75% of the outstanding shares of Preferred Stock, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law and approved the transactions contemplated by this Agreement, and (ii) directed that the Merger Proposal and the Preferred Stock Conversion be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Subsidiary" means any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

         2.5 Subsidiaries. Section 2.5 of the Disclosure Schedule sets forth for each Subsidiary (a) its name and jurisdiction of incorporation, (b) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, and
(c) the names of its directors and officers. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Correct and complete copies of the charter and By-laws of each Subsidiary, as amended to date, are included in
Section 2.5 of the Disclosure Schedule. No Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable (except as provided in Wisconsin Statutes Section 180.0622) and free of preemptive rights. All shares of capital stock of each Subsidiary are held of record and owned beneficially by either the Company or another Subsidiary, and are held and owned free and clear of any Security Interests. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

         2.6 Financial Statements. The Company has provided to the Buyer its audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows for each of the fiscal years ended December 31, 1994, 1995 and 1996. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of the Company and the Subsidiaries.

         2.7 Absence of Certain Changes. Since December 31, 1996, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (o) of Section 4.6.

         2.8 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability except for (a) liabilities shown on the December 31, 1996 balance sheet referred to in clause (b) of Section 2.6 above (the "December Balance Sheet"), (b) liabilities which have arisen since December 31, 1996 and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. Without limiting the generality of the foregoing, the Company has no liabilities (whether accrued, contingent or otherwise) relating to the unsuccessful merger transaction with Silcon Power Electronics A/S that are not fully reflected on the December Balance Sheet.

         2.9 Tax Matters.

                  (a) The Company and the Subsidiaries have filed all Tax Returns (as defined below) required to be filed and all such Tax Returns were correct and complete in all material respects. The Company and the Subsidiaries have paid all Taxes (as defined below) due on or before the date hereof (including any that are shown to be due on any such Tax Returns). The unpaid Taxes of the Company and the Subsidiaries for tax periods through December 31, 1996 do not exceed the accruals and reserves for Taxes set forth on the December Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since January 1, 1991. No federal income Tax Returns of the Company have been audited by the Internal Revenue Service, but all such returns are closed by the applicable statute of limitations for all taxable years through 1990. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986 (as amended, the "Code"), and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corpora-tion within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

                  (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2(b).

                  (e) The Company has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise (except as may be required pursuant to the Merger). The Company has not participated in an international boycott within the meaning of Section 999 of the Code.

         2.10 Assets. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Such tangible assets are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). No asset of the Company (tangible or intangible) is subject to any Security Interest.

         2.11 Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

         2.12 Intellectual Property.

                  (a) Each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are or have been used to conduct its business as currently conducted. Section 2.12 of the Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which are owned by the Company or the

Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all material written licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property rights, and (iii) all material written licenses, sublicenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or a Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are used in the business of the Company or a Subsidiary or which form a part of any product or service of the Company or a Subsidiary. Neither the Company nor any Subsidiary is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Schedule under the terms of this Section 2.12(a).

                  (b) Neither the Company nor any of the Subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. The business and operations of the Company and the Subsidiaries do not infringe any Intellectual Property right of any third party; and to the knowledge of the Company and the Subsidiaries, the Intellectual Property rights of the Company and the Subsidiaries are not being infringed by the business, operations or products of any third party.

         2.13 Inventory. All inventory of the Company and the Subsidiaries consists of a quality and quantity usable in the Ordinary Course of Business. All inventories not written-off or reserved against have been priced at cost on a first-in, first-out basis.

         2.14 Real Property Leases. Section 2.14 of the Disclosure Schedule lists all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Correct and complete copies of the leases and subleases (as amended to date) are included in Section 2.14 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.14 of the Disclosure
Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) neither the Company or any Subsidiary nor, to the knowledge of the Company, any other party to the lease or sublease is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (d) there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

                  (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         2.15 Contracts. Section 2.15 of the Disclosure Schedule lists the following written agreements to which the Company or any Subsidiary is a party:

                  (a) any written agreement (or group of related written agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum;

                  (b) any written agreement (or group of related written agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services
(i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $15,000, or (iii) under which the Company or any Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (c) any written agreement establishing a partnership or joint venture;

                  (d) any written agreement (or group of related written agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (e) any written agreement concerning confidentiality or noncompetition;

                  (f) any written agreement involving any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the

"Exchange Act"), of the Company; and

                  (g) any other written agreement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or any Subsidiary.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.15 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) neither the Company or any Subsidiary nor, to the knowledge of the Company, any other party thereto is in breach or default, and, to the knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. Neither the Company nor any Subsidiary is a party to any oral contract or other arrangement or commitment of the nature described in this Section 2.15.

         2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the December Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the December Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since December 31, 1996 are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the December Balance Sheet.

         2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

         2.18 Insurance. Section 2.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                  (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

                  (b) the policy number and the period of coverage; and

                  (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

(i) To the knowledge of the Company, each such insurance policy is enforceable and in full force and effect and will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (ii) neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iii) neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged. The Subsidiary is not covered by insurance.

         2.19 Litigation. Section 2.19 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of, in or before any court, Governmental Entity or arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party.

         2.20 Product Warranty. No product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity beyond the Company's standard warranty, which is set forth in Section 2.20 of the Disclosure Schedule.

         2.21 Employees. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position and the annual rate of compensation of each such person. Each employee who has not entered into the Company's standard form of confidentiality or assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer, is listed in Section 2.21 of the Disclosure Schedule. To the knowledge of the Company and its Subsidiaries, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

         2.22 Employee Benefits.

                  (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R (to the extent any such reports were required) for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) There are no (i) suits, proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), pending, or (ii) to the knowledge of the Company, investigations by any Governmental Entity in process, against or involving, any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation thereof has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and, to the knowledge of the Company, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                  (d) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code and insurance conversion privileges under state law.

                  (g) No act or omission has occurred on the part of the Company or, to the knowledge of the Company, on the part of any other party, and, to the knowledge of the Company, no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (i) No Employee Benefit Plan by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

                  (j) Section 2.22(j) of the Disclosure Schedule discloses each:
(i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.23 Environmental Matters.

                  (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980.

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. Neither the Company nor any Subsidiary has knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to result in liability to the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) Set forth in Section 2.23(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

                  (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company or a Subsidiary since January 1, 1991. The Company has no knowledge of any material environmental liability of any such transporter or facility.

         2.24 Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or such Subsidiary or business, except for any violation of or default under a law referred to in clause (b) above which would not reasonably be foreseen to result in a material adverse change in the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

         2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened. Each such Permit will continue in full force and effect following the Closing.

         2.26 Certain Business Relationships With Affiliates. Section 2.26 of the Disclosure Schedule sets forth a list of the Affiliates of the Company. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to the Company or any Subsidiary. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

         2.27 Brokers' Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than the obligation to J.P. Morgan Securities Inc. ("J.P. Morgan") described in
Section 2.27 of the Disclosure Schedule.

         2.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

         2.29 Customers and Suppliers. No purchase order or commitment of the

Company or any Subsidiary is, in the judgment of the Company, in excess of normal requirements, nor, to the knowledge of the Company, are prices provided therein in excess of current market prices for the products or services to be provided there under. No material supplier of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them and no material customer of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying, leasing or licensing products from them.
Section 2.29 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the nine months ended December 31, 1996 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company or a Subsidiary.

         2.30 Pooling. To the best knowledge of the Company, neither the Company nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action set forth on Schedule 2.30 attached hereto since March 31, 1994.

         2.31 Tax Matters.

                  (a) The fair market value of the Merger Shares received by the Company Stockholders will be approximately equal to the fair market value of the Common Shares surrendered in the exchange therefor.

                  (b) Immediately following the Merger, the Surviving Corporation will hold, to the knowledge of the Company, at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets and at least 90% of the fair market value of the Transitory Subsidiary's net assets and at least 70% of the fair market value of the Transitory Subsidiary's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to holders of Dissenting Shares, amounts paid by the Company of the Transitory Subsidiary to stockholders who receive cash or other property in the Merger, amounts used by the Company or the Transitory Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or the Transitory Subsidiary, respectively, immediately prior to the Effective Time. For purposes of this representation, the value of the Merger Shares issued in the Merger will not be included in the value of the Company's or the Transitory Subsidiary's assets.

                  (c) Subject to Section 9.10 below, the Company and the Company Stockholders will pay their respective expenses, if any, incurred in connection with the transaction.

                  (d) There is no intercorporate indebtedness existing between the Buyer and the Company or between the Transitory Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

                  (d) In the Merger, shares of stock of the Company representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Buyer Common Stock. For purposes of this representation, shares of stock of the Company exchanged for cash or other property originating with the Buyer will be treated as outstanding stock of the Company on the date of the Merger.

                  (e) At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Buyer's acquisition of or retention of control of the Company, as defined in Section 368(c) of the Code.

                  (f) The Company is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (g) None of the compensation received by any shareholder-employee of the Company from the Company has been separate consideration for, or allocable to, any of their shares of stock of the Company; and none of the Merger Shares received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement.

                  (h) With respect to the Escrow Agreement:

                           (i) there is a valid business reason for establishing the Escrow Agreement;

                           (ii) all cash dividends paid on the Escrow Shares will be distributed currently to the Company Stockholders;

                           (iii) all voting rights of the Escrow Shares will exercisable by or on behalf of the Company Stockholders pursuant to the terms of the Escrow Agreement;

                           (iv)     no Escrow Shares will be subject to
                                    restrictions requiring their return to the Buyer because of death, failure to continue employment or similar circumstances;

                           (v) all Escrow Shares will be released from escrow after one year from the date of this Agreement except where there is a bona fide dispute as to whom the stock should be released to); and

                           (vi) Escrow Shares will be released from escrow only pursuant to the terms of the Escrow Agreement.

                  (i) In the event of a return of any or all of the Escrow Shares to Buyer, such return will be based on the value of the Escrow Shares on the date of this Agreement and the Company Stockholders will not have the right to substitute other property for the Escrow Shares.

         2.32 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other statement made by the Company or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

         3.1 Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and the Transitory Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, business, financial condition or results of operations of the Buyer. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Buyer true and complete copies of the Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof, of each of the Buyer and the Transitory Subsidiary. Neither the Buyer nor the Transitory Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

         3.2 Capitalization. The authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock, of which 9,562,057 shares were issued and outstanding as of December 31, 1996. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

         3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary, the performance by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

         3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will (a) conflict or violate any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

         3.5 Reports and Financial Statements. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal years ended March 31, 1994, 1995 and 1996, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under
Section 13 of the Exchange Act with the SEC since March 31, 1996 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC since March 31, 1996. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

         3.6 Absence of Material Adverse Changes. Since December 31, 1996, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

         3.7 Litigation. Neither the Buyer nor the Transitory Subsidiary is a party to or, to the knowledge of the Buyer, is threatened to be made a party to
(a) any unsatisfied judgment, order, decree, stipulation or injunction or (b) any claim, complaint, action, suit, proceeding, hearing or investigation of, in or before any court, Governmental Entity or arbitrator which could reasonably be foreseen to result in a material adverse change in the assets, business, financial condition or results of operations of the Buyer.

         3.8 Legal Compliance. The Buyer, and the conduct and operations of its business, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or its business, except for any violation of or default under a law referred to in clause (b) above which would not reasonably be foreseen to result in a material adverse change in the assets, business, financial condition or results of operations of the Buyer.

         3.9 Operations of Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no activities or operations other than those contemplated by this Agreement.

         3.10 Tax Matters.

                  (a) The fair market value of the Merger Shares received by the Company Stockholders will be approximately equal to the fair market value of the Common Shares surrendered in the exchange therefor.

                  (b) Immediately following the Merger, the Surviving Corporation will hold, to the knowledge of the Buyer, at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets and at least 90% of the fair market value of the Transitory Subsidiary's net assets and at least 70% of the fair market value of the Transitory Subsidiary's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to holders of Dissenting Shares, amounts paid by the Company of the Transitory Subsidiary to stockholders who receive cash or other property in the Merger, amounts used by the Company or the Transitory Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or the Transitory Subsidiary, respectively, immediately prior to the Effective Time. For purposes of this representation, the value of the Merger Shares issued in the Merger will not be included in the value of the Company's or the Transitory Subsidiary's assets.

                  (c) Prior to the Merger, the Buyer will be in control of the Transitory Subsidiary within the meaning of Section 368(c) of the Code.

                  (d) The Buyer has no plan or intention to cause the Company to issue additional shares of its stock that would result in the Buyer losing control of the Company within the meaning of Section 368(c) of the Code.

                  (e) The Buyer has no plan or intention to reacquire any of the

Merger Shares issued in the Merger (except possibly pursuant to the Escrow Agreement).

                  (f) The Buyer has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Buyer; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Transitory Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company.

                  (g) The Transitory Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company as part of the Merger any assets subject to liabilities.

                  (h) Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

                  (i) Subject to Section 9.10 below, the Buyer and Transitory Subsidiary will pay their respective expenses, if any, incurred in connection with the transaction.

                  (j) There is no intercorporate indebtedness existing between the Buyer and the Company or between the Transitory Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

                  (k) In the Merger, shares of stock of the Company representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Buyer Common Stock. For purposes of this representation, shares of stock of the Company exchanged for cash or other property originating with the Buyer will be treated as outstanding stock of the Company on the date of the Merger.

                  (l) The Buyer does not own, nor has it owned during the past five years, any shares of stock of the Company.

                  (m) Neither the Buyer nor the Transitory Subsidiary are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (n) None of the compensation received by any shareholder-employee of the Company from the Buyer or the Surviving Corporation will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the Merger Shares received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement; and the compensation paid by the Buyer or the Surviving Corporation to any shareholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                  (o) With respect to the Escrow Agreement:

                           (i) there is a valid business reason for establishing the Escrow Agreement;

                           (ii) the Escrow Shares will appear as issued and outstanding on the balance sheet of the Buyer and such stock will be, in fact, legally outstanding under applicable state law;

                           (iii) all cash dividends paid on the Escrow Shares will be distributed currently to the Company Stockholders;

                           (iv) all voting rights of the Escrow Shares will exercisable by or on behalf of the Company Stockholders pursuant to the terms of the Escrow Agreement;

                           (v)      no Escrow Shares will be subject to
                                    restrictions requiring their return to the Buyer because of death, failure to continue employment or similar circumstances;

                           (vi) all Escrow Shares will be released from escrow after one year from the date of this Agreement (except where there is a bona fide dispute as to whom the stock should be released to); and

                           (vii) Escrow Shares will be released from escrow only pursuant to the terms of the Escrow Agreement.

                  (p) In the event of a return of any or all of the Escrow Shares to Buyer, such return will be based on the value of the Escrow Shares at the Effective Time of the Merger and the Company Stockholders will not have the right to substitute other property for the Escrow Shares.

         3.11 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement (including without limitation the Buyer Reports), contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                                    COVENANTS

         4.1 Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the Merger as soon as practicable; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates. Without limiting the generality of the foregoing, each of the Parties shall use its best efforts to cause the representations and warranties made by it in this Agreement to continue to be true and correct in all material respects as of the Closing Date.

         4.2 Notices and Consents. The Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 of the Disclosure Schedule).

         4.3 Company Stockholder Approval.

                  (a) The Company shall, as soon as practicable, submit the Merger Proposal and the Preferred Stock Conversion for adoption and approval by the holders of capital stock of the Company, at a special meeting of stockholders of the Company (the "Special Meeting") or pursuant to a written consent of stockholders under Section 228 of the Delaware General Corporation Law (the "Written Consent"), in accordance with the applicable requirements of the Delaware General Corporation Law, any other applicable law and the provisions of the Company's Certificate of Incorporation and By-laws. The Company shall prepare and distribute to the stockholders of the Company, simultaneously with the distribution of the notice of the Special Meeting or the Written Consent, a proxy statement or information statement (the "Disclosure Statement") which (A) summarizes the terms of this Agreement and the Merger (including without limitation a summary of the indemnification and escrow arrangements), (B) summarizes the Preferred Stock Conversion, (C) includes all of the information required by Item 502(b)(2) of Regulation D under the Securities Act, (D) includes a statement that the adoption of this Agreement and the approval of the Merger shall constitute approval of the placement of 10% of the Merger Shares in escrow pursuant to the terms of the Escrow Agreement, the approval of the indemnity provisions of
Article VI, the appointment of the Indemnification Representatives as their attorneys-in-fact and agents for purposes of Article VI and the Escrow Agreement, and the taking by the Indemnification Representatives of any and all actions and the making of any and all decisions required or permitted to be taken or made by them under Article VI or the Escrow Agreement and (E) includes a statement that appraisal rights are available for the shares of capital stock of the Company pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Buyer shall assist and cooperate with the Company in the preparation of the Disclosure Statement, including furnishing to the Company such information as the Company shall reasonably request for inclusion in the Disclosure Statement, including information about the Buyer and the transaction contemplated hereby of the type required by Item 502(b)(2) of Regulation D under the Securities Act; and the Company shall provide the Buyer with the opportunity to review and comment upon the Disclosure Statement a reasonable time in advance of its distribution. The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement). If the Merger Proposal is approved by a Written Consent, the Company shall send, pursuant to Sections 228 and 262(d)(2) of the Delaware General Corporation Law, a written notice to all holders of capital stock of the Company who did not execute the Written Consent informing them that this Agreement and the Merger were approved and adopted by the stockholders of the Company and that appraisal rights are available for their shares of capital stock of the Company pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262); and shall inform the Buyer of the date on which such notice was sent.

                  (b) The Company shall include in the Disclosure Statement the recommendation of its Board of Directors that stockholders vote in favor of the Merger Proposal and the Preferred Stock Conversion, and shall otherwise use its best efforts to obtain the required stockholder approvals of such matters. Notwithstanding the foregoing, the Company shall not be required to include such a recommendation of its Board of Directors in the Disclosure Statement if the

Company's Board of Directors reasonably concludes, based upon advice of counsel, that its fiduciary duties prevent it from making such a recommendation.

                  (c) Each of the stockholders of the Company executing this Agreement under the heading "Stockholders" on the signature pages hereto (the "Principal Stockholders") agrees to vote all shares of capital stock of the Company that are beneficially owned by it, or for which it has voting authority, in favor of the Merger Proposal and the Preferred Stock Conversion.

         4.4  Cancellation and Exercise of Securities.

                  (a) The Company shall use its best efforts to cause all warrants to purchase Common Shares (other than the warrants described in Section 1.9(d)) to be exercised in accordance with their terms prior to the Effective Time (which exercise may be effected pursuant to a "cashless" exercise whereby the exercise price for the Common Shares being purchased is paid by the cancellation of a portion of the warrant having an economic value equal to such exercise price).

                  (b) The Company shall use its best efforts to cause all agreements or instruments evidencing the right to acquire shares of stock of the Company (excluding Options, Debentures and the warrants described in Section 1.9(d) and paragraph (a) above) to be terminated as of the Effective Time.

                  (c) Each of the Principal Stockholders agrees to exercise prior to the Effective Time any warrants held by it in accordance with paragraph
(a) above and to terminate as of the Effective Time all agreements or instruments held by it evidencing the right to acquire shares of stock of the Company (excluding Options, Debentures and the warrants described in Section 1.9(d) and paragraph (a) above).

         4.5 Exchange of Debentures. The Company shall use its best efforts to cause the holders of all outstanding Debentures (other than the Principal Stockholders executing this Agreement) to enter into an agreement, substantially in the form attached hereto as Exhibit D (the "Debentureholder Agreement"), pursuant to which they agree (i) to exchange, at the Closing, the Debentures for Buyer Notes in accordance with Section 1.3(c) hereof and (ii) to indemnify the Buyer in accordance with the terms, and subject to the limits, set forth in
Article VI hereof.

         4.6 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the

Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to: (w) preserve intact its current business organization; (x) keep its physical assets in good working condition; (y) keep available the services of its current officers and employees; and (z) preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any Subsidiary shall, without the written consent of the
Buyer:

                  (a) issue, sell, deliver, or agree or commit to issue, sell or deliver, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to (i) the exercise of Options outstanding on the date hereof, provided that the Company shall use reasonable efforts to dissuade employees from exercising Options, (ii) the conversion of Preferred Stock into Common Shares and (iii) the exercise of warrants pursuant to Section 4.4(a)), or amend any of the terms of any such Options, agreements or instruments relating to the acquisition of any capital stock of the Company;

                  (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any debt for borrowed money not currently outstanding (including obligations in respect of capital leases), except pursuant to the Loan Agreement (as defined in Section 4.16); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                  (e) acquire, sell, lease or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                  (f) amend its Certificate of Incorporation or By-laws;

                  (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest (other than the grant of a Security Interest to the Buyer in connection with the Loan Agreement);

                  (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

                  (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (l) make or commit to make any capital expenditure in excess of $15,000 per item;

                  (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

                  (n) take any of the actions set forth in Section 2.30 of the Disclosure Schedule that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or

                  (o) agree in writing or otherwise to take any of the foregoing actions.

         4.7 Full Access. The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. The Buyer shall permit representatives of the Company to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer) to such premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Buyer as may be necessary for the Company to complete its due diligence in connection with the transaction contemplated by this Agreement. The Parties acknowledge the continued effectiveness of the Confidentiality Agreement between the Buyer and the Company dated October 7, 1996 (the "Confidentiality Agreement").

         4.8 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         4.9 Exclusivity. Neither the Company nor any Principal Stockholder shall, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, sale of stock, or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary or (b) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries or proposals of the nature described in the first sentence of this
Section 4.9.

         4.10 Pooling of Interests Accounting.

                  (a) The Company shall use all reasonable efforts to ensure that neither the Company, any Subsidiary nor any Affiliate of the Company takes any action set forth on Schedule 2.30 attached hereto.

                  (b) The Buyer shall use all reasonable efforts to ensure that neither the Buyer, the Transitory Subsidiary nor any Affiliate of the Buyer takes any action that would prevent the Buyer from accounting for the Merger as a "pooling of interests".

         4.11 Listing of Merger Shares. The Buyer shall list the Merger Shares on the Nasdaq National Market.

         4.12 Koeppe Arrangements. Paul F. Koeppe (a) shall continue to serve as the President of the Company immediately following the Closing and (b) for so long as he holds such position, shall receive an annual salary commensurate with such position and shall be eligible for annual cash bonuses and other incentive compensation made available by the Buyer to its executives, to the extent his position, salary, performance and other qualifications entitle him to such bonuses and compensation.

         4.13 [Intentionally omitted.]

         4.14 Company Employees. Effective as of the Effective Time, each employee of the Company shall continue to be an employee of the Company, on an at-will basis and upon the terms and conditions in effect immediately prior to the Effective Time. Effective as of the Closing and subject to Section 1.9 hereof, employees of the Company shall either be entitled to participate in the employee benefit plans and programs of the Company or of the Buyer, to the extent their position, salary and other qualifications makes them eligible to participate, and shall be given service credit for the purposes of such plans and policies for the length of time they were employed by the Company.

         4.15 Indemnification of Directors and Officers. To the fullest extent permitted or required under Delaware law, the Surviving Corporation and the Buyer shall indemnify each individual who is or was a director of the Company immediately prior to the Effective Time (for purposes of this Section 4.15, a "Director") and each individual who is or was an officer of the Company immediately prior to the Effective Time (for purposes of this Section 4.15, an "Officer") against all Losses (as defined below) incurred by or on behalf of the Director or Officer in connection with a Proceeding (as defined below) arising out of or relating directly or indirectly to this Agreement in which the Director or Officer is a Party (as defined below) because he or she is or was a Director or Officer. An Officer or Director shall promptly notify the Buyer of the commencement or written threat of any Proceeding for which he or she is entitled to indemnification under this Section 4.15, such Officer or Director shall permit the Buyer to assume control of the defense of such Proceeding with counsel reasonably satisfactory to such Officer or Director. No such Officer or Director shall agree to any settlement of any such Proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld. The Buyer shall not agree to any settlement of any such Proceeding without the prior written consent of the Officer or Director that is a Party to such Proceeding, which shall not be unreasonably withheld. For purposes of this Section 4.15, (i) "Loss" shall mean any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding; (ii) "Party" shall mean an individual who was or is, or who is threatened to be made, a named defendant or respondent in a Proceeding; and
(iii) "Proceeding" shall mean any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal and which is brought by or in the right of the Company or by any other person.

         4.16 Loan Agreement. Upon the request of the Company, the Buyer and the Company shall use good faith efforts to execute a Loan and Security Agreement and appropriate related documentation (the "Loan Agreement") for a secured $500,000 line of credit from the Buyer to the Company upon the terms described in the letter agreement dated January 14, 1997, as amended, among the Buyer, the Company and certain stockholders of the Company (the "Letter Agreement").


                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following condition:

                  (a) stockholder approval of both the Merger Proposal and the Preferred Stock Conversion, as required under the Delaware General Corporation Law and the applicable provisions of the Company's Certificate of Incorporation and By-laws, shall have been obtained.

         5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction, or the waiver by the Buyer, of the following additional conditions:

                  (a) the number of Dissenting Shares shall not exceed 5% of the number of outstanding Common Shares as of the Effective Time;

                  (b) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section
4.2 except for any whose absence does not have and may not reasonably be foreseen to have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole;

                  (c) the representations and warranties of the Company set forth in Article II shall be true and correct in all material respects when made on the date hereof;

                  (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except when any such failure to perform or comply would not result in a material adverse change in the assets, business, financial condition or results of operation of the Company or the Subsidiaries, taken as a whole;

                  (e) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent or invalidate consummation of the merger or (ii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) all outstanding shares of Preferred Stock of the Company shall have been converted into Common Shares;

                  (g) all of the warrants to purchase Common Shares described in
Section 4.4(a) shall have been exercised in accordance with Section 4.4(a) and all agreements or instruments evidencing the right to acquire shares of stock of the Company (excluding Options, Debentures and the warrants described in Section 1.9(d) and Section 4.4(a)) shall have been terminated as of the Effective Time in accordance with Section 4.4(b);

                  (h) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (g) of this
Section 5.2 is satisfied;

                  (i) the holders of all outstanding Debentures shall have executed and delivered to the Buyer the Debentureholder Agreement;

                  (j) each of the Company Stockholders and J.P. Morgan, if it is to receive any Merger Shares, shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit E, there shall be no more than 35 Company Stockholders who are not Accredited Investors (as such term is defined in Rule 501(a) of Regulation D under the Securities
Act) immediately prior to the Effective Time, and the Buyer shall be reasonably satisfied that each Company Stockholder (either alone or with a purchaser representative) has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the acquisition of the Merger Shares pursuant to the Merger;

                  (k) each Affiliate of the Company shall have executed and delivered to the Buyer an Affiliate Agreement in the form attached hereto as Exhibit F;

                  (l) Paul F. Koeppe and Warren Buckles shall have executed and delivered to the Buyer a Noncompetition Agreement in the form attached hereto as Exhibit G, and each person who is currently a director of the Company and each person or entity that currently holds Preferred Stock of the Company (other than Xerox Corporation) shall have executed and delivered to the Buyer a Noncompetition Agreement in the form attached hereto as Exhibit H;

                  (m) the Buyer shall have received an estoppel certificate from the landlord of the Company's Middleton, Wisconsin facility in substantially the form attached hereto as Exhibit I;

                  (n) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries specified by the Buyer in writing at least five business days prior to the Closing; and

                  (o) the Buyer and the Transitory Subsidiary shall have received from Michael Best & Friedrich an opinion with respect to the matters set forth in Exhibit J attached hereto, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date.

         5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or the waiver by the Company, of the following additional conditions:

                  (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and correct in all material respects when made on the date hereof;

                  (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except when any such failure to perform or comply would not result in a material adverse change in the assets, business, financial condition or results of operation of the Buyer or the Transitory Subsidiary;

                  (c) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent or invalidate consummation of the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (d) the Buyer shall have entered into a significant strategic alliance with a third party (it being agreed that the Company may not waive this condition prior to April 7, 1997);

                  (e) neither the Buyer nor the Transitory Subsidiary shall be the subject of a petition for reorganization or liquidation under the federal bankruptcy laws or under state insolvency laws, nor shall either the Buyer or the Transitory Subsidiary have made an assignment for the benefit of creditors, nor shall any similar act or event of bankruptcy have occurred;

                  (f) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) through (e) of this Section 5.3 is satisfied;

                  (g) the Buyer shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit K with the Company Stockholders; and

                  (h) the Company shall have received from Hale and Dorr LLP an opinion with respect to the matters set forth in Exhibit L attached hereto, addressed to the Company and dated as of the Closing Date.

                                   ARTICLE VI

                                 INDEMNIFICATION





         6.1 Indemnification by the Indemnifying Stockholders. The Company Stockholders receiving Merger Shares pursuant to the Merger (the "Indemnifying Stockholders") shall, subject to the limitations set forth in Section 6.5, indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer, the Surviving Corporation or any Affiliate thereof resulting from, relating to or constituting:

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or in the Certificate delivered pursuant to Section 5.2(h);

                  (b) any claim by a stockholder or former stockholder of the Company, or any other person or entity, based upon any rights as a stockholder (other than the right of the stockholders listed in Section 2.2 of the Disclosure Schedule to receive the Merger Shares pursuant to this Agreement or to appraisal rights under the applicable provisions of the Delaware General Corporation Law), including claims based on preemptive rights, rights to notice or to vote or claims that shares were wrongfully repurchased by the Company; or

                  (c) expenses or liabilities related to this Agreement in excess of the amounts set forth in Section 9.10.

         6.2 Indemnification by the Buyer. The Buyer shall, subject to the limitations set forth in Section 6.5, indemnify the Indemnifying Stockholders in respect of and hold the Indemnifying Stockholders harmless against any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or in the Certificate to be delivered by the Buyer pursuant to Section 5.3(f).

         6.3 Method of Asserting Claims.

                  (a) A party entitled to indemnification under this Article VI (which, in the case of a claim by one or more Indemnifying Stockholders, shall be deemed, solely for the purposes of this Section 6.3, to be the Indemnification Representatives) (an "Indemnified Party") that wishes to assert a claim for indemnification under this Article VI shall deliver to the party from whom indemnification is sought (which, in the case of a claim by the Buyer, shall be deemed, solely for the purposes of this Section 6.3, to be the Indemnification Representatives) (the "Indemnifying Party") a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written notice (the "Response Notice") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response Notice shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response Notice shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or
(iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnifying Party may contest that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under this Article VI. If the Indemnifying Party in the Response Notice contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of the Response Notice, the Indemnifying Party and the Indemnified Party shall have the right to submit such dispute to such dispute resolution service as may be agreed by them or to pursue the matter in a court of competent jurisdiction. Notwithstanding the foregoing, for indemnification claims made pursuant to the Escrow Agreement, the procedural provisions of Section 4 of the Escrow Agreement shall also apply to making and resolution of such indemnification claim (and, to the extent inconsistent with the provisions of this Section 6.3(a), the provisions of Section 4 of the Escrow Agreement shall control).

                  (b) If a third party asserts that the Buyer or the Surviving

Corporation is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnification Representatives, (ii) the Buyer may make a claim for indemnification pursuant to this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI and/or the Escrow Agreement, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnification Representatives to dispute the Buyer's entitlement to indemnification and/or the amount of claimed Damages under the terms of this
Article VI).

                  (c) In the event that a Claim Notice relates to the commencement of any action, suit or proceeding for a third party claim for which indemnification pursuant to this Article VI is sought, the Indemnifying Party may, within 20 days after delivery of such Claim Notice, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article VI. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party or parties not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party or parties controlling such defense shall keep the other party or parties advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party or parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

         6.4 Survival. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until one year after the date of this Agreement. If a Claim Notice is properly given before expiration of such period, then

(notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

         6.5 Limitations.

                  (a) Notwithstanding anything to the contrary herein (except as provided in Section 9.10), (i) the aggregate liability of the Indemnifying Stockholders to the Buyer for Damages under this Article VI shall be limited to the Escrow Shares held pursuant to the Escrow Agreement and the amounts recoverable pursuant to the set-off provisions of the Buyer Notes, (ii) the Indemnifying Stockholders shall be liable to the Buyer under this Article VI only (A) for Damages which exceed $15,000 in any one instance and (B) for that portion of the aggregate Damages which exceeds $250,000, and (iii) the Buyer shall recover any Damages to which it is entitled under this Article VI only as follows: it shall recover a portion of such Damages pursuant to the Escrow Agreement equal to the result obtained by dividing (x) $12.5 million minus the Buyer Note Amount by (y) $12.5 million and a portion of such Damages pursuant to the hold-back provisions of the Buyer Notes equal to the result obtained by dividing (x) the Buyer Note Amount by (y) $12.5 million, and the amount of Damages to be held back under the Buyer Notes shall be held back under all of the Buyer Notes, pro rata based upon the principal amount of each Buyer Note.

                  (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer to the Indemnifying Stockholders for Damages under this Article VI shall be limited to $1,250,000 and (ii) the Buyer shall be liable to the Indemnifying Stockholders under this Article VI only (A) for Damages which exceed $15,000 in any one instance and (B) for that portion of the aggregate Damages which exceeds $250,000.

                  (d) Except with respect to claims based on fraud, the rights of the Indemnified Parties under this Article VI, the Escrow Agreement and the set-off provisions of the Buyer Notes shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement. No Indemnifying Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

         6.6 Indemnifying Debentureholders. The Buyer and the Company acknowledge that it is contemplated that holders of the Debentures will enter into a separate agreement pursuant to which such Debentureholders agree to indemnify the Buyer in accordance with the terms, and subject to the limits, set forth in this Article VI as if they were Indemnifying Stockholders.


                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach, of any material representation, warranty or covenant contained in this Agreement, and any such breach is not remedied within 10 days of delivery of written notice thereof;

                  (c) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before April 30, 1997 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

                  (d) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before April 30, 1997 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

         7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement prior to its termination).

                                  ARTICLE VIII

                                  DEFINITIONS

                  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         Defined Term                                Section
         ------------                                -------
         Affiliate                                   2.15(f)
         Agreed Amount                               6.3(a)
         Buyer                                       Introduction
         Buyer Common Stock                          1.5(a)
         Buyer Note Amount                           1.5(a)
         Buyer Notes                                 1.3(c)
         Buyer Reports                               3.5
         Certificate of Merger                       1.1
         Claim Notice                                6.3(a)
         Claimed Amount                              6.3(a)
         Closing                                     1.2
         Closing Date                                1.2
         Code                                        2.9(c)
         Common Shares                               1.5(a)
         Company                                     Introduction
         Company Stockholder                         1.3(e)
         Confidentiality Agreement                   4.7
         Conversion Ratio                            1.5(a)
         Damages                                     6.1
         Debentureholder Agreement                   4.5
         Debentures                                  1.3(c)
         December Balance Sheet                      2.8
         Disclosure Schedule                         Article II
         Disclosure Statement                        4.3(a)
         Dissenting Shares                           1.6(a)
         Effective Time                              1.1
         Employee Benefit Plan                       2.22(a)
         Environmental Law                           2.23(a)
         ERISA                                       2.22(a)
         ERISA Affiliate                             2.22(a)
         Escrow Agreement                            1.3(g)
         Escrow Agent                                1.3(g)

         Escrow Shares                               1.5(b)
         Financial Statements                        2.6
         Exchange Act                                2.15(f)
         GAAP                                        2.6
         Governmental Entity                         2.4
         Indemnification Representatives             1.3(g)
         Indemnified Party                           6.3(a)
         Indemnifying Party                          6.3(a)
         Indemnifying Stockholders                   6.1
         Initial Shares                              1.5(b)
         Intellectual Property                       2.12(a)
         J.P. Morgan                                 2.27
         Knowledge                                   Article II
         Letter Agreement                            4.16
         Loan Agreement                              4.16
         Materials of Environmental Concern          2.23(b)
         Merger                                      1.1
         Merger Proposal                             2.3
         Merger Shares                               1.5(b)
         Option                                      1.9(a)
         Ordinary Course of Business                 2.4
         Party                                       Introduction
         Permit                                      2.25
         Preferred Stock Conversion                  2.3
         Principal Stockholders                      4.3(s)
         Response Notice                             6.3(a)
         SEC                                         3.5
         Securities Act                              2.2
         Security Interest                           2.4
         Special Meeting                             4.3(a)
         Subsidiary                                  2.4
         Surviving Corporation                       1.1
         Taxes                                       2.9(a)
         Tax Returns                                 2.9(a)
         Third Party Intellectual Property Rights    2.12(a)
         Transitory Subsidiary                       Introduction
         Written Consent                             4.3(a)

                                   ARTICLE VII

                                  MISCELLANEOUS

         9.1 Press Releases and Announcements. No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable federal securities laws or Nasdaq Stock Market rules (in which case the Buyer shall so notify the Company, and discuss the nature and scope of such disclosure with the Company, prior to making such disclosure).

         9.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related to the subject matter hereof, including without limitation the Letter Agreement, but excluding the Confidentiality Agreement (which shall remain in effect).

         9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that (i) the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer and
(ii) the Company Stockholders may, in connection with the transfer, if any, to J.P. Morgan of a portion of the Merger Shares (or the right to receive a portion of the Merger Shares), assign to J.P. Morgan any rights under this Agreement insofar as they relate to the Merger Shares, if any, so transferred to J.P. Morgan. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         If to the Company:                Copy to:
         ------------------                --------
         Superconductivity, Inc.           Michael Best & Friedrich
         2114 Eagle Drive                  One South Pinckney Street
         Middleton, WI 53562               Madison, WI 53701-1806
         Attn:  President                  Attn:  Tod B. Linstroth, Esq.

         If to the Buyer or the
         Transitory Subsidiary:            Copy to:
         ----------------------            --------
         American Superconductor           Hale and Dorr LLP
           Corporation                     60 State Street
         Two Technology Park               Boston, MA 02109
         Westborough Technology Drive      Attn: Patrick J. Rondeau, Esq.
         Westborough, MA 01581
         Attn:  Chief Financial Officer

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

         9.8 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to stockholder approval of this Agreement and the Merger shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        9.10 Expenses. Except as set forth in the Escrow Agreement, each of the Parties and the Company Stockholders shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company and the Subsidiaries shall not incur
(i) legal and accounting fees and expenses in connection with the Merger in excess of an aggregate of $175,000, or (ii) liabilities of the Company to J.P. Morgan in excess of $1,250,000 plus liabilities accrued through December 31, 1996 in the amount of approximately $513,517.41; and any fees, expenses or liabilities incurred by the Company or the Subsidiaries in excess of such amounts shall be recovered by the Buyer pursuant to Article VI without regard to the provisions of Section 6.5(a).

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                 AMERICAN SUPERCONDUCTOR CORPORATION


                                 By: /s/ Ramesh Ratan
                                    --------------------------------


                                 Title: Executive Vice President and
                                       -----------------------------
                                        Chief Financial Officer


                                 ASC MERGER CORP.


                                 By: /s/ Ramesh Ratan
                                    --------------------------------


                                 Title: Treasurer
                                       -----------------------------



                                 SUPERCONDUCTIVITY, INC.


                                 By: /s/ Paul F. Koeppe
                                    --------------------------------


                                 Title: President
                                       -----------------------------



         The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                 /s/ Ramesh Ratan
                                 -----------------------------------
                                 Ramesh Ratan
                                 Secretary

                    [To be completed after stockholder vote]

         The undersigned, being the duly elected Secretary of the Company, hereby
certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.
                                 /s/ William C. Hogoboom
                                 ------------------------------------
                                 Secretary

         The following Principal Stockholders and holders of the Debentures hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 1.3(c), Section 4.3(c), Section 4.4(b), Section 4.9, Section 5.2(g), Section 5.2(i) and Article VI hereof.

                                 STOCKHOLDERS

                                 ADWEST LIMITED PARTNERSHIP

                                 By:      Advent International Limited
                                          Partnership, General Partner

                                 By: Advent International Corporation, its General Partner


                                          By: /s/ Dennis R. Costello
                                              ----------------------------------
                                               Dennis R. Costello
                                               Managing Director, North
                                               America


                                 ADHILL LIMITED PARTNERSHIP

                                 By:      Advent International Limited
                                          Partnership, General Partner

                                 By: Advent International Corporation, its General Partner


                                          By: /s/ Dennis R. Costello
                                              ----------------------------------

                                                   Dennis R. Costello
                                                   Managing Director, North
                                                   America


                                 WORLD TECHNOLOGY LIMITED
                                 PARTNERSHIP

                                 By:      Advent International Limited
                                          Partnership, General Partner

                                 By: Advent International Corporation, its General Partner


                                          By: /s/ Dennis R. Costello
                                             -----------------------------------
                                                Dennis R. Costello
                                                Managing Director, North America


                                 ADVENT FUTURE LIMITED PARTNERSHIP

                                 By:      Advent International Limited
                                          Partnership, General Partner

                                 By: Advent International Corporation, its General Partner


                                 By: /s/ Dennis R. Costello
                                    --------------------------------------------
                                       Dennis R. Costello
                                       Managing Director, North America


                                 ADVENT PERFORMANCE MATERIALS
                                 LIMITED PARTNERSHIP

                                 By:      Advent International Limited
                                          Partnership, General Partner

                                 By: Advent International Corporation, its General Partner

                                 By: /s/ Dennis R. Costello
                                    --------------------------------------------
                                          Dennis R. Costello
                                          Managing Director, North America


                                 ADVENT INTERNATIONAL INVESTORS
                                 L.P.

                                 By: Advent International Corporation its General Partner


                                 By: /s/ Dennis R. Costello
                                    --------------------------------------------
                                          Dennis R. Costello
                                          Managing Director, North America


                                 UVCC FUND I

                                 By:      ARETE VENTURE MANAGEMENT
                                          ASSOCIATES L.P., Managing General
                                          Partner

                                 By:      ARETE VENTURES LIMITED
                                          PARTNERSHIP, General Partner

                                 By:      ARETE VENTURES, INC., General
                                          Partner


                                 By:       /s/ Robert W. Shaw, Jr.
                                          --------------------------------------
                                          Robert W. Shaw, Jr.
                                          President


                                 UVCC FUND II

                                 By:      ARETE VENTURE MANAGEMENT
                                          ASSOCIATES II LIMITED

                                          PARTNERSHIP, Managing General
                                          Partner

                                 By:      ARETE VENTURES, INC., General
                                          Partner


                                 By:       /s/ Robert W. Shaw, Jr.
                                          --------------------------------------
                                          Robert W. Shaw, Jr.
                                          President


                                 UVCC I PARALLEL FUND, L.P.

                                 By:      ARETE VENTURES, L.P. II, General
                                          Partner

                                 By:      ARETE VENTURES, INC.


                                 By:       /s/ Robert W. Shaw, Jr.
                                          --------------------------------------
                                          Robert W. Shaw, Jr.
                                          President


                                 MID-AMERICAN CAPITAL COMPANY


                                 By:       /s/ Dennis Melstad
                                          --------------------------------------
                                          Dennis Melstad
                                          Vice President


                                 M&I VENTURES CORPORATION


                                 By:      /s/ John Byrnes
                                          --------------------------------------
                                          John Byrnes
                                          President


                                 MATERIA VENTURES I, L.P.

                                 By:      Materia Ventures Associates L.P., its

                                          General Partner


                                 By:      /s/ Clare E. Nordquist
                                          --------------------------------------
                                          Clare E. Nordquist
                                          Managing General Partner


                                 PIERCE NORDQUIST PARTNERS II, L.P.


                                 By:      Nordquist & Associates, its General
                                          Partner


                                 By:      /s/ Clare E. Nordquist
                                          --------------------------------------
                                          Clare E. Nordquist
                                          Managing General Partner


                                 XEROX CORPORATION


                                 By:     Horsley Bridge Partners, Inc.


                                 By: /s/ Dan Reeve
                                     -------------------------------------------
                                     Dan Reeve
                                     Managing Director and Secretary



                                 RWBCO II PARTNERS' FUND LIMITED
                                 PARTNERSHIP


                                 By:     ROBERT W. BAIRD & CO.
                                         INCORPORATED


                                 By: /s/ David Pelisek
                                    -----------------------------------------


                                 BAIRD CAPITAL PARTNER'S LIMITED
                                 PARTNERSHIP


                                 By:     ROBERT W. BAIRD & CO. INCORPORATED,
                                         General Partner

                                 By: /s/ David Pelisek
                                    ----------------------------

                                     /s/ Paul Koeppe
                                 -------------------------------
                                     Paul Koeppe


                                    /s/ Theodore Stern
                                 -------------------------------
                                    Theodore Stern


                                     /s/ Warren Buckles
                                 -------------------------------
                                     Warren Buckles

                                                                   Schedule 2.30


                              Pooling Restrictions


- Dispositions by the stockholders of stock of the Company, except as described in Section 2.2 of the Disclosure Schedule.

- The payment by the Company of dividends or other distributions on the Common Stock, except as described in Section 2.2 of the Disclosure Schedule.

- The establishment by the Company of any employee stock program (other than its option plan).

- Any changes, including changes in the voting rights, in any of the equity interests of the Company, including any options, warrants, other common stock derivatives or other equity instruments, except as described in Section 2.2 of the Disclosure Schedule.

- Any issuances of equity interests of the Company, including common stock, options, warrants, other common stock derivatives or other equity instruments, except as described in Section 2.2 of the Disclosure Schedule.

- Any transaction by the Company out of the ordinary course of its business that significantly changes the assets and liabilities of the Company.